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                                                                      EXHIBIT 99

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DATE:  March 3, 1998                     LIDAK PHARMACEUTICALS          CONTACT:   Jeffery B. Weinress
                                             NEWS RELEASE                          Vice President & CFO
RELEASE DATE:  IMMEDIATE                                                           LIDAK Pharmaceuticals
                                                                                   (619)  558-0364,  ext. 242
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                         LIDAK PHARMACEUTICALS ANNOUNCES
                 TERMINATION OF DISCUSSIONS WITH HEALTHMED, INC.


        LA JOLLA, CALIFORNIA - March 3, 1998 -- LIDAK Pharmaceuticals (NASDAQ
NM: LDAKA) announced today that it has received correspondence from HealthMed, Inc. unilaterally terminating all discussions with respect to a loan transaction. William Jenkins, Chairman of the Special Committee of independent directors of LIDAK formed to evaluate the HealthMed proposal, noted that the termination letter was received on the eve of the date HealthMed had scheduled to conduct due diligence at the Company and shortly after LIDAK had requested diligence of HealthMed and its financing source relating to their ability to perform.

        Mr. Jenkins expressed disappointment at HealthMed's decision to terminate discussions. "We were looking forward to determining whether a HealthMed transaction could be achieved consistent with the best interests of LIDAK shareholders. Although we remain open to productive dialogue with HealthMed, the LIDAK Board of Directors intends to pursue aggressively other means to realize the value of LIDAKOL and the Company's other potential products."

        LIDAK Pharmaceuticals is developing therapeutic products designed to treat virally caused diseases, allergies and asthma, inflammatory disorders and cancer. LIDAK's topical drug for the treatment of recurrent oral facial herpes, LIDAKOL, was recently submitted to the United States Food and Drug Administration for marketing approval.





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        The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.